Exhibits 5.1 and 23.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

April 15, 2026

Rent The Runway, Inc.

10 Jay Street

Brooklyn, New York 11201

Ladies and Gentlemen:

We have acted as special counsel for Rent The Runway, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of shares (the “Shares”) of Class A common stock of the Company, par value $0.001 per share (the “Common Stock”), having an aggregate offering price to the public of $40,000,000, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-279757) filed on May 28, 2024 (the “Registration Statement”), a base prospectus dated May 28, 2024 and related prospectus supplement dated April 15, 2026 (the “Prospectus Supplement”), that certain at-the-market sales agreement dated April 15, 2026 (the “Sales Agreement”), by and between the Company and BTIG, LLC, as agent and/or principal.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion,

(i)	when the Shares have been issued and sold by the Company and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, such Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that (x) the Shares will not be issued or transferred in violation of any restriction or limitation contained in the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), (y) upon the issuance of such Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter, and (z) the terms of certain sales of the Shares pursuant to the Sales Agreement will be authorized and approved by the Board of Directors of the Company or a committee thereof established by the Board of Directors of the Company with the authority to issue and sell the Shares pursuant to the Sales Agreement in accordance with the General Corporation Law of the State of Delaware, the Charter, the Second Amended and Restated Bylaws of the Company and the resolutions of the Board of Directors of the Company.

We are members of the Bars of the States of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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